Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

IMPACT BIOMEDICAL INC.

a Nevada corporation

Impact BioMedical Inc. (the “Corporation”), a corporation incorporated under the laws of the state of Nevada, hereby amends and restates its Articles of Incorporation, to embody in one document its original articles thereto, pursuant to Sections 78.390 and 78.403 of the Nevada Revised Statutes.

Amended and Restated Articles of Incorporation were approved and adopted by the board of directors of the Corporation and stockholders of the Corporation by written consent on July 28, 2020. As a result, these Amended and Restated Articles of Incorporation were authorized and adopted in accordance with the Nevada Revised Statutes. The board of directors and stockholders also approved a nine-for-one stock split of the Corporation’s common stock to be effective with the filing of these Amended and Restated Articles of Incorporation.

These Amended and Restated Articles of Incorporation correctly set forth the text of the Corporation’s Articles of Incorporation as amended up to and by these Amended and Restated Articles of Incorporation.

ARTICLE I

NAME

The name of the corporation is IMPACT BIOMEDICAL INC.

ARTICLE II

RESIDENT AGENT AND REGISTERED OFFICE

The name and address of the Corporation’s resident agent for service of process is LegalCorp Solutions, LLC, 2831 St. Rose Parkway, Suite 200-400, Henderson, NV 89052.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Nevada Revised Statues (“NRS”).

ARTICLE IV

CAPITAL STOCK

4.01 Authorized Capital Stock. The total number of shares of stock this Corporation is authorized to issue shall be 500,000,000 shares. This stock shall be divided into two classes to be designated as “Common Stock” and “Preferred Stock.”

4.02 Common Stock. The total number of authorized shares of Common Stock shall be 400,000,000 shares with par value of $.001 per share. Each share of Common Stock when issued, shall have one (1) vote on all matters presented to the stockholders.

4.03 Preferred Stock. The total number of authorized shares of Preferred Stock shall be 100,000,000 shares with par value of $.001 per share. The board of directors shall have the sole authority to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and to state in the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

(a) Whether or not the class or series shall have voting rights, full or limited, the nature and qualifications, limitations and restrictions on those rights, or whether the class or series will be without voting rights;

(b) The number of shares to constitute the class or series and the designation thereof;

(c) The preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

(d) Whether or not the shares of any class or series shall be redeemable and if redeemable, the redemption price or prices, and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(e) Whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking funds be established, the amount and the terms and provisions thereof;

(f) The dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(g) The preferences, if any, and the amounts thereof which the holders of any class or series thereof are entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of assets of, the Corporation;

(h) Whether or not the shares of any class or series are convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(i) Such other rights and provisions with respect to any class or series as may to the board of directors seem advisable.

The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any respect. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any existing class or series of the Preferred Stock and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

ARTICLE V

BOARD OF DIRECTORS

5.01 Number of Directors. The Corporation shall not have less than one (1) director. The actual number of directors may be increased or decreased by a duly adopted amendment to the bylaws of the Corporation or by resolutions by the Board of Directors.

5.02 Interested Directors. No contract or transaction between this Corporation and any of its directors, or between this Corporation and any other corporation, firm, association, or other legal entity shall be invalidated solely by reason of the fact that the director of the Corporation has a direct interest, pecuniary or otherwise, in such corporation, firm, association, or legal entity, or because the interested director was present at the meeting of the board of directors which acted upon or in reference to such contract or transaction, or because he participated in such action, provided that the Corporation is in compliance with one or more of the conditions of NRS 78.140 (or any successor provision thereto).

5.03 Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least sixty-six and two thirds percent (66⅔%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote at an election of directors, voting together as a single class.

ARTICLE VI

DIRECTORS’ AND OFFICERS’ LIABILITY

The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

ARTICLE VII

INDEMNITY

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article.

Without limiting the application of the foregoing, the board of directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprises against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

The indemnification provided in this Article shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

ARTICLE VIII

TRANSACTIONS WITH STOCKHOLDERS

8.01 Control Share Acquisition Exemption. The Corporation specifically elects not to be governed by NRS 78.378 to NRS 78.3793, inclusive, and successor statutory provisions.

8.02 Combinations with Interested Stockholders. The Corporation specifically elects not to be governed by NRS 78.411 to NRS 78.444, inclusive, and successor statutory provisions.

ARTICLE IX

ACTION OF STOCKHOLDERS

Any action required or permitted to be taken by the stockholders of the Corporation may be effected by written consent in lieu of a meeting.

ARTICLE X
BYLAWS

The Board of Directors is expressly granted the exclusive power to make, amend, alter, or repeal the bylaws of the Corporation pursuant to NRS 78.120.

ARTICLE XI

EFFECTIVE DATE

The effective date and time of this filing is July 29, 2020 at 9:00 am EDT.

The undersigned authorized officer of the Corporation has executed these Amended and Restated Articles of Incorporation, certifying that the facts herein stated are true, this 28th day of July, 2020.

/s/